Exhibit 99.1

          Laserscope Reports Record Revenues for 2004 First Quarter

          51% Revenue Increase Driven by Strong GreenLight PVP Sales

     First Quarter Highlights:
     *  Revenues increased 51% to $18.8 million quarter-over-quarter
     *  Gross margin increased to 56%
     *  GreenLight PV(TM) fiber volumes increased by 355% quarter-over-quarter
     *  Cash balance grew to $8.7 million from $7.2 million at the end of 2003

    SAN JOSE, Calif., April 22 /PRNewswire-FirstCall/ -- Laserscope
(Nasdaq: LSCP), a pioneer in the development and commercialization of medical lasers and advanced fiber-optic devices, today reported record revenues of $18.8 million for its first quarter ended March 31, 2004, a 51% increase from $12.5 million in the year-ago quarter. Sequentially, revenues increased 5% from $17.8 million for the quarter ended December 31, 2003. First quarter 2004 net income was $2.2 million, or $0.10 per diluted share, compared with net income of $135,000, or $0.01 per diluted share, in the same quarter last year, and net income of $1.5 million, or $0.07 per diluted share, for the fourth quarter of 2003.
    "We had a stellar quarter, driven primarily by strong growth in our GreenLight PVP(TM) urology business," said Eric Reuter, President and Chief Executive Officer of Laserscope. "Our innovative procedure for the treatment of Benign Prostatic Hyperplasia (BPH), or enlarged prostate, continues to gain traction at a rapid pace both domestically and internationally. Recent substantial increases to the Medicare reimbursement rate for this procedure done in outpatient hospitals in the United States should further encourage utilization of our treatment going forward."
    Gross margin for the first quarter of 2004 was approximately 56%, compared with approximately 50% for the first quarter of fiscal 2003 and approximately 54% for the fourth quarter of 2003, primarily as the result of changes in product mix and better ASPs for the company's GreenLight lasers. Selling, general and administrative expenses were $6.7 million, or 36% of revenues, in the first quarter of 2004, compared with $5.1 million, or 41% of revenues, in the year-ago quarter. Increased SG&A spending resulted primarily from higher sales and marketing expenses relating to the company's GreenLight PV products, as well as higher direct selling expenses for domestic aesthetic products.
    The company strengthened its balance sheet during the quarter.  At
March 31, 2004, the company had no short-term bank borrowings and a cash position of $8.7 million, up from $7.2 million at the end of 2003.
    "During the first quarter, we sold a total of 49 GreenLight PV laser systems and increased sequential fiber volume by 19% to 6,403 fibers, compared to 39 systems and 5,364 fibers sold in the fourth quarter," continued
Mr. Reuter. "This performance was accomplished in spite of the normal seasonality experienced during the Holiday period and is further indication of the accelerating adoption of the PVP procedure. Additionally, our GreenLight PV system backlog remained strong at 19 systems at the end of the first quarter, the same as at the end of the fourth quarter of 2003.
    "Although first quarter revenues in our aesthetics business were up only about 4% compared to the prior year, we have a very strong aesthetic backlog, especially for our newest Gemini Laser," said Mr. Reuter. "The Gemini, which was recently FDA-approved for the treatment of acne, permanent hair reduction and wrinkle reduction, is now approved for a total of 21 different procedures, and can perform over 90% of all aesthetic laser procedures available in a physician's office. We are seeing strong preliminary acceptance and demand for the product in the market.
    "We are continuing to successfully execute on our business plan in both our urology and aesthetics businesses and have built considerable momentum over the last several quarters. We believe we are on track for a strong year."

    Guidance
    In recognition of strengthening adoption of the company's GreenLight PVP treatment for enlarged prostate and the recently launched Gemini aesthetic laser system, Laserscope is revising its financial forecast for fiscal year 2004 as follows:

     * Revenue is expected to be approximately $86 million in 2004, up from a previous forecast of $70 million.

     * Gross margin, as a percentage of 2004 revenues, is expected to be in the range of 57% to 60% for the full year.

     * Net income per share is expected to be in the range of $0.50 - $0.55 per diluted share assuming a tax rate of approximately 13%, up from a previous forecast of $0.32 - $0.34 per diluted share. The Company expects continued growth in profitability with the highest growth occurring in the traditionally strong fourth quarter.

     * GreenLight fiber sales worldwide are expected to be in the range of 31,000 - 33,000 for the full year.

    Management Conference Call
    Management of Laserscope will hold a conference call on Thursday, April 22, 2004, at 8:00 am PT / 11:00 am ET to discuss the results for the quarter. To listen to the call, please dial 800-240-7305 (303-205-0066 for international callers) at least five minutes prior to the start time.
    Investors will also have the opportunity to listen to the conference call live on the Internet through Laserscope's Web site at www.laserscope.com or Thomson/CCBN's Web site at www.fulldisclosure.com. Investors should go to either Web site a few minutes early, as it may be necessary to download audio software to hear the conference call.
    A replay of the call will be available through April 29, 2004 by dialing 800-405-2236 (303-590-3000 for international callers), passcode 576973. A replay of the webcast will also be available at Laserscope's Web site.
    Additional information on Laserscope, including an archive of corporate press releases is also available on the Company's Web site.

    About Laserscope
    Laserscope designs, manufactures, sells and services on a worldwide basis an advanced line of medical laser systems and related energy delivery devices for the office, outpatient surgical center, and hospital markets. More information about Laserscope can be found on the Company's web site at www.laserscope.com.

    Except for historical information presented, the matters discussed in this announcement may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks are detailed from time to time in the Company's public disclosure filings with the U.S. Securities and Exchange Commission (SEC). Copies of Laserscope's public disclosure filings with the SEC, including the most recent Annual Report on Form 10-K and the most recent forms 10-Q are available upon request from its Investor Relations Department.

    For further information please contact: Eric Reuter, President & CEO, or Dennis LaLumandiere, CFO, both of Laserscope, +1-408-943-0636; or analysts, Tricia Ross, or general inquiries, Laurie Berman, both of Financial Relations Board, +1-310-407-6555, for Laserscope.

                             -Tables to Follow -



                                  Laserscope

                        GreenLight PV(TM) Fiber Sales
                                   (Units)


     2004                               Q1

     U.S. Hospitals & Clinics         1,599

     U.S. Mobile Service Providers    3,419

     International Customers          1,385

     Total                            6,403


     2003                                Q1     Q2     Q3     Q4     Year

     U.S. Hospitals & Clinics           466    589    931   1,333   3,319

     U.S. Mobile Service Providers      775  1,671  1,654   2,515   6,615

     International Customers            165    815    829   1,516   3,325

     Total                            1,406  3,075  3,414   5,364  13,259



                         LASERSCOPE FINANCIAL SUMMARY
                                 (Unaudited)

    Condensed Consolidated
     Statements of Income
                                                        Three Months Ended
                                                            March 31,
     (thousands except per share amounts)              2004           2003

     Net revenues                                    $18,750        $12,456
     Cost of sales                                     8,164          6,191

     Gross margin                                     10,586          6,265

     Operating expenses:
       Research and development                        1,239          1,008
       Selling, general and administrative             6,733          5,064

                                                       7,972          6,072

     Operating income                                  2,614            193
     Interest and other income
      (expense), net                                     (69)           (36)

     Income before income taxes                        2,545            157
     Provision for income taxes                          331             22

     Net income                                       $2,214           $135

     Basic net income per share                        $0.11          $0.01

     Diluted net income per share                      $0.10          $0.01

     Shares used in basic per share calculations      20,342         16,899

     Shares used in diluted per share calculations    22,682         18,858



        Condensed Consolidated Balance Sheets
                                                    March 31,   December 31,
     (thousands)                                      2004         2003

     Assets
     Current assets:
       Cash & cash equivalents                        $8,700       $7,158
       Accounts receivable, net                       12,754       12,711
       Inventories                                    14,681       13,368
       Prepayments and other current assets            1,465        1,315
          Total current assets                        37,600       34,552

     Property and equipment, net                       1,596        1,645
     Other assets                                        852          831

          Total assets                               $40,048      $37,028

     Liabilities and Shareholders' Equity
     Current liabilities                             $13,830      $13,830
     Shareholders' equity                             26,218       23,198

     Total liabilities and shareholders' equity      $40,048      $37,028


SOURCE  Laserscope
    -0-                             04/22/2004
    /CONTACT: Eric Reuter, President & CEO, or Dennis LaLumandiere, CFO, both of Laserscope, +1-408-943-0636; or analysts, Tricia Ross, or general inquiries, Laurie Berman, both of Financial Relations Board, +1-310-407-6555, for Laserscope/
    /Web site:  http://www.laserscope.com /
    /Audio:  http://www.fulldisclosure.com /
    (LSCP)

CO:  Laserscope
ST:  California
IN:  BIO HEA MTC CPR ECP
SU:  ERN CCA ERP